Exhibit 99.3
MACQUARIE DDR TRUST
ARSN 106 570 352
TABLE OF CONTENTS

Income Statement	2

Balance Sheet	3

Statement of Changes in Equity	4

Cash Flow Statement	5

Notes to the financial statements	6

1. Summary of significant accounting policies	6
2. Trust formation	13
3. Management fee	13
4. Net gain from derivative financial instruments	14
5. Other expenses	14
6. Remuneration of auditor	14
7. Earnings per unit	15
8. Distributions paid and payable	16
9. Receivables	16
10. Derivative financial instruments	17
11. Investments in joint venture entities	18
12. Payables	20
13. Provisions	20
14. Interest bearing liabilities	21
15. Tax liabilities	21
16. Contributed equity	21
17. Reserves	22
18. Undistributed income	23
19. Cash and cash equivalents	24
20. Cash flow information	24
21. Net tangible assets	25
22. Related party disclosures	25
23. Segment information	28
24. Capital and financial risk management	29
25. Commitments and contingent liabilities	33
26. Significant contract terms and conditions	33
27. Events occurring after reporting date	34

Report of Independent Auditors	35

MACQUARIE DDR TRUST
INCOME STATEMENT
FOR THE YEARS ENDED 30 JUNE 2008, 30 JUNE 2007 and 30 JUNE 2006

			(Not Covered by	(Not Covered by
			Auditor's Report)	Auditor's Report)
		2008	2007	2006
	Note	A$’000	A$’000	A$’000

Income
Share of net profits from investments in joint venture entities:
Net property income	11(ii)	159,592	183,940	173,058
Management fees	3	(11,491)	(12,201)	(11,765)
Finance costs	11(ii)	(68,558)	(76,892)	(64,696)
Other income and expenses	11(ii)	(6,319)	(4,748)	3,374
Share of net profit from investments in joint venture entities before property valuation (losses)/ gains	11(ii)	73,224	90,099	99,971

Property valuation (losses)/gains	11(ii)	(140,696)	146,442	92,151

Share of net (loss)/profit from investments in joint venture entities	11(ii)	(67,472)	236,541	192,122

Interest income		310	427	332
Net gain from derivative financial instruments	4	3,369	11,315	14,704
Unrealised foreign exchange gains		25,539	21,217	—
Realised foreign exchange gains		4,164	418	—
Total income		(34,090)	269,918	207,158

Expenses
Finance costs		349	506	80
Interest expense		1,594	5,588	3,749
Unrealised foreign exchange losses		—	—	2,578
Realised foreign exchange losses		—	—	954
Other expenses	5	1,362	1,319	1,275

Total expenses		3,305	7,413	8,636

(Loss)/profit before tax		(37,395)	262,505	198,522

US withholding tax expense		(4,691)	(5,366)	(5,858)
US capital gains tax benefit/(expense)		33,887	(71,884)	(52,956)

Total tax benefit/(expense)		29,196	(77,250)	(58,814)

(Loss)/profit before finance costs attributable to unitholders		(8,199)	185,255	139,708

Finance costs attributable to unitholders	1 (r)	—	—	(30,890)

(Loss)/Profit		(8,199)	185,255	108,818

Basic earnings per unit (cents)	7	(0.88)	19.96	12.40
Diluted earnings per unit (cents)	7	(0.88)	19.96	12.40

Total distributions in respect of the year ended 30 June	8	85,976	92,948	88,423

Distribution per unit in respect of the year ended 30 June (cents)	8	9.25	10.00	10.00
The above Income Statement should be read in conjunction with the accompanying notes.

MACQUARIE DDR TRUST
BALANCE SHEET
AS AT 30 JUNE 2008 AND 30 JUNE 2007

			(Not Covered by
			Auditors Report)
		2008	2007
	Note	A$’000	A$’000

Current assets
Cash and cash equivalents	19	533	2,566
Receivables	9	242	1,823
Derivative financial instruments	10	45,916	27,122
Other		14	22

Total current assets		46,705	31,533

Non-current assets
Investments in joint venture entities:
Investment properties		2,235,707	2,617,449
Less: Share of borrowings		(1,286,351)	(1,296,272)
Add: Share of other net assets		3,321	24,376

Total investments in joint venture entities	11(iii)	952,677	1,345,553
Derivative financial instruments	10	34,264	33,882

Total non-current assets		986,941	1,379,435

Total assets		1,033,646	1,410,968

Current liabilities
Payables	12	6,006	5,073
Derivative financial instruments	10	13,682	25
Provisions	13	—	—

Total current liabilities		19,688	5,098

Non-current liabilities
Interest bearing liabilities	14	569	86,738
Tax liabilities	15	147,780	205,078

Total non-current liabilities		148,349	291,816

Total liabilities		168,037	296,914

Net assets		865,609	1,114,054

Equity
Contributed equity	16	939,657	939,657
Reserves	17	(288,507)	(137,723)
Undistributed income	18	214,459	312,120

Total equity		865,609	1,114,054

The above Balance Sheet should be read in conjunction with the accompanying notes.

MACQUARIE DDR TRUST
STATEMENT OF CHANGES IN EQUITY
FOR THE YEARS ENDED 30 JUNE 2008, 30 JUNE 2007 AND 30 JUNE 2006

			(Not Covered by	(Not Covered by
			Auditor's Report)	Auditor's Report)
		2008	2007	2006
	Note	A$’000	A$’000	A$’000

Total equity at the beginning of the year		1,114,054	1,125,018	938,668
Adjustment on adoption of IAS 32/39
- Fair value of derivative financial instruments on adoption of IAS 32/39		—	—	23,635
- Joint venture entity derivative financial instruments booked on adoption of IAS 32/39		—	—	(4,321)

Restated total equity at the beginning of the year		1,114,054	1,125,018	957,982

(Loss)/profit		(8,199)	185,255	108,818

Net income recognised directly in equity
- Movement in fair value of effective net investment hedges	17	20,188	40,489	(7,924)
- Movement in effective cash flow hedges held by joint venture entities	17	(27,842)	4,964	3,734
- Foreign currency translation differences	17	(143,130)	(159,081)	23,248

		(150,784)	(113,628)	19,058

Total recognised income and expense for the year		(158,983)	71,627	127,876

Units on issue classified as liabilities for part of the year
- Classification of units on issue as liabilities on adoption of IAS 32/39		—	—	(938,668)
- Reclassification to equity on 10 October 2005		—	—	938,668
- Reclassification of finance costs attributable to unitholders		—	—	30,890

		—	—	30,890

Transactions with unitholders in their capacity as unitholders
- Contributions of equity, net of issue costs	16	—	10,124	93,983
- Distributions paid or payable	13	(89,462)	(92,715)	(85,713)

		(89,462)	(82,591)	8,270

Total equity at the end of the year		865,609	1,114,054	1,125,018

The above Statement of Changes in Equity should be read in conjunction with the accompanying notes.

MACQUARIE DDR TRUST
CASH FLOW STATEMENT
FOR THE YEARS ENDED 30 JUNE 2008, 30 JUNE 2007, AND 30 JUNE 2006

			(Not Covered by	(Not Covered by
			Auditor's Report)	Auditor's Report)
		2008	2007	2006
		A$’000	A$’000	A$’000
		Inflows/	Inflows/	Inflows/
	Note	(outflows)	(outflows)	(outflows)

Cash flows from operating activities
Distributions received from investments in joint venture entities		154,464	76,287	88,175
Interest income received		310	427	332
Realised gains on derivative financial instruments		25,037	13,861	7,498
Other operating expenses paid		(1,413)	(1,291)	(1,924)
US withholding tax paid		(5,377)	(2,447)	(3,769)

Net cash flows from operating activities	20	173,021	86,837	90,312

Cash flows from investing activities
Payments for investments in joint venture entities		(135)	(65)	(159,453)

Net cash flows from investing activities		(135)	(65)	(159,453)

Cash flows from financing activities
Proceeds from borrowings		—	12,283	141,641
Repayment of borrowings		(82,064)	(12,587)	(45,417)
Proceeds from issue of unit		—	—	18,215
Equity issue costs paid		—	(17)	(147)
Interest paid		(3,284)	(5,462)	(4,104)
Distributions paid to unitholders		(89,462)	(82,574)	(37,540)

Net cash flows from financing activities		(174,810)	(88,357)	72,648

Net decrease in cash and cash equivalents		(1,924)	(1,585)	3,507
Cash and cash equivalents at the beginning of the year		2,566	4,480	1,226
Effect of exchange rate changes on cash and cash equivalents		(109)	(329)	(253)

Cash and cash equivalents at the end of the year	19	533	2,566	4,480

The above Cash Flow Statement should be read in conjunction with the accompanying notes.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
1.	Summary of significant accounting policies
The significant policies which have been adopted in the preparation of this financial report of the Macquarie DDR Trust (Trust) for the financial year ended 30 June 2008 are set out below. These policies have been consistently applied to the years presented, unless otherwise stated.
(a)	Basis of preparation

This general purpose financial report has been prepared in accordance with the requirements of the Trust Constitution.

For the year ended 30 June 2008, due to Developers Diversified Realty’s (DDR) ownership of the Trust’s units as described in Note 22(c), the Trust qualified as a significant subsidiary to DDR and, as a result, audited financial statements are presented for that period. As of 30 June 2007 and for the years ended 30 June 2007 and 30 June 2006, the Trust does not meet the criteria of a significant subsidiary to DDR, and as a result, the financial statements for those periods are audited using Australian Auditing Standards but the reports are not presented herein.

Compliance with IFRS as issued by IAS This financial report complies with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IAS).

Historical cost convention
The financial report has been prepared under the historical cost convention, as modified by the revaluation of investment properties and derivative financial instruments held at fair value.

Critical accounting estimates
The preparation of the financial report in conformity with IFRS may require the use of certain critical accounting estimates and management to exercise its judgment in the process of applying the Trust’s accounting policies. Other than the estimation of fair values described in notes 1(e) and 1(s) and assumptions relating to deferred tax liabilities, no key assumptions concerning the future, or other estimation of uncertainty at the reporting date, have a significant risk of causing material adjustments to the financial report in the next annual reporting period.

(b)	Going concern

A detailed review was undertaken as in the opinion of the directors of Macquarie DDR Management Limited (Manager), the rapid and unanticipated dislocation on the global credit markets has significantly impacted the operations, financial position and outlook of the Trust. Substantial doubt now exists as to the Trust’s ability to continue as a going concern and the Trust is now undertaking a Strategic Review to address these concerns.

On 10 December 2008, the Trust announced that it would undertake a Strategic Review with the objective of maximising unit holder value and subsequently, the Trust has appointed advisers for the strategic review. The process to be followed will include soliciting bids for corporate or entity acquisition transactions or for the acquisition of properties or portfolios of properties. It is possible that this could result in a proposal to acquire 100% of MDT units. Alternatively, it could result in the disposal of a large number or even the majority or all of MDT’s properties. The Board will, with the assistance of its advisers, assess the bids which are received to determine the strategy which is in the best interest of unitholders. In addition, the Strategic review will focus on the restructuring of the Trust’s debt by renegotiating or refinancing its loan facilities.

There should be minimal disruption to the business and operations of MDT, during the process and management will continue its focus on strengthening MDT’s balance sheet through refinancing upcoming debt maturities and selling properties where this will not unduly affect the review process.

The Trust paid no distribution at 31 December 2008 in order to retain operating capital and assist with the refinancing of debt facilities.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
1.	Summary of significant accounting policies (continued)

(b)	Going concern (continued)

Ongoing risks Ongoing risks to the Trust’s future performance include:
(i)	Fair value risk on property investments

The Trust measures investment properties at fair value. Given the Trust’s short term debt obligations and the potential difficulty in refinancing these obligations, it is likely that the Trust may need to sell a significant portion of its property portfolio over the next 12 months. Upon sale the Trust may not realise the values recognised in the financial statements. Further details on the approach used to value investment properties are disclosed in Note 1(e).

(ii)	Ability to refinance debt facilities as they fall due and maintain debt covenants

As disclosed in Note 14 of the financial statements, the Trust has A$208.9 million (US$147.8 million) due to be repaid in June 2009 and a further A$815 million (US$576.6 million) to be refinanced within the next 2 years. Management are negotiating with a number of lenders to arrange re-financing of these facilities. However, there is no certainty that the Trust will be able to arrange re-financing.

The Trust reviews its compliance with its debt and financial instrument covenants on a regular basis. At 31 December 2008 the Trust is in compliance with its debt and financial instruments covenants. If fair value of investments properties continue to fall and the Trust is unable to generate sufficient asset sales to repay debt or is unable to renegotiate debt covenants, or both, there is a high likelihood that debt covenants could be breached in 2009.

Breaching covenants would introduce the ability of the relevant lender to perform actions which could jeopardise the ability of the Trust to continue as a going concern.
The directors expect that the Trust will undertake the following as part of its strategic review:
•	Extend existing loan facilities and/or renegotiate existing loan covenants;

•	Refinance existing facilities with new lenders;

•	Sell investment properties; or

•	Generate operating cash flows significantly in excess of interest obligations.
No adjustments have been made to the financial report relating to the recoverability and classification of the asset carrying amounts and classification of liabilities that might be necessary should the Trust not continue as a going concern.

(c)	Receivables

Receivables are carried at the amounts due to the Trust and are generally received within 30 days of becoming due and receivable.

The collectability of debts is reviewed on an ongoing basis. Debts which are known to be uncollectable are written off in the period in which they are identified. A provision for doubtful debts is raised where there is objective evidence that the Trust will not collect all amounts due. The amount of the provision is the difference between the carrying amount and estimated future cash flows. Cash flows relating to current receivables are not discounted.

The amount of any impairment loss is recognised in the Income Statement in other expenses if the receivable is held by the Trust or in net property income if the receivable is held in the joint venture entities. When a trade receivable for which a provision has been recognised becomes uncollectable in a subsequent period, it is written off against the provision. Subsequent recoveries of amounts previously written off are credited against other expenses in the Income Statement or net property income for those trade receivables relating to joint venture entities.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
1.	Summary of significant accounting policies (continued)

(d)	Investments in joint venture entities

The Trust’s property investments are held through joint venture entities. The Trust exercises joint control over its joint venture entities but neither the Trust nor its joint venture partner has control in their own right, irrespective of their ownership interest.

Accordingly, investments in joint venture entities are accounted for using the equity method of accounting, after initially being recognised at cost. Under this method, the Trust’s share of the profits or losses of each joint venture entity is recognised as income in the Income Statement, and its share of movements in reserves is recognised in the Balance Sheet.

(e)	Investment properties

Investment properties comprise investment interests in land and buildings (including integral plant and equipment) held for the purpose of letting to produce rental income.

Initially, investment properties are measured at cost including transaction costs. Subsequent to initial recognition, the investment properties are then stated at fair value. Gains and losses arising from changes in the fair values of investment properties are included in the Income Statement in the period in which they arise.

At each reporting date, the fair values of the investment properties are assessed by the Manager by reference to independent valuation reports or through appropriate valuation techniques adopted by the Manager. Fair value is determined assuming a long term investment period. Specific circumstances of the owner are not taken into account.

The factors taken into account in assessing internal valuations may include:
•	Assuming a willing buyer and a willing seller, without duress and an appropriate time to market the property to maximise price;

•	Information obtained from valuers, sales and leasing agents, market research reports, vendors and potential purchasers;

•	Capitalisation rates used to value the asset, market rental levels and lease expiries;

•	Changes in interest rates;

•	Asset replacement values;

•	Discounted cash flow models;

•	Available sales evidence; and

•	Comparisons to valuation professionals performing valuation assignments across the market.
The approach adopted for valuing the investment property portfolio was consistent with that adopted at previous reporting periods and was as follows:
•	If the most recent independent valuation was more than 3 years old, a new external valuation was obtained; and

•	Internal valuations were performed by Macquarie Asset Services Limited on all other properties primarily using net operating income and a capitalisation rate as assessed by using market research reports and the valuations that were undertaken by the external valuers where appropriate. If this internal valuation significantly differed from the current book value of the property, an external valuation was also obtained for this property.
Due to the volatility in the real estate markets, application of the policy has resulted in all investment properties being independently valued no earlier than December 2007 with 32% independently valued at 30 June 2008.

The global market for many types of real estate has been severely affected by the recent volatility in global financial markets. The lower levels of liquidity and volatility in the banking sector have translated into a general weakening of market sentiment towards real estate and the number of real estate transactions has significantly reduced.

Fair value of investment property is the price at which the property could be exchanged between knowledgeable, willing parties in an arm’s length transaction. A “willing seller’” is neither a forced seller nor one prepared to sell at a price not considered reasonable in the current market. The best evidence of fair value is given by current prices in an active market for similar property in the same location and condition. The current lack of comparable market evidence relating to pricing assumptions and market drivers means that there is less certainty in regards to valuations and the assumptions applied to valuation inputs. The period of time needed to negotiate a sale in this environment may also be significantly prolonged.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
(e)	Investment properties (continued)

The fair value of investment property has been adjusted to reflect market conditions at the end of the reporting period. While this represents the best estimates of fair value as at the balance sheet date, the current market uncertainty means that if investment property is sold in future the price achieved may be higher or lower than the most recent valuation, or higher or lower than the fair value recorded in the financial statements.

The carrying amount of investment properties recorded in the Balance Sheet includes components relating to lease incentives and assets relating to fixed increases in operating lease rentals in future periods.

As the fair value method has been adopted for investment properties, the buildings and any component thereof (including plant and equipment) are not depreciated. Taxation allowances for the depreciation of buildings and plant and equipment are claimed by the Trust and contribute to the tax deferred component of distributions.

(f)	Derivatives

Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at each balance date. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Trust may designate certain derivatives as either hedges of net investments in foreign operations (net investment hedges) or hedges of exposures to variability in cash flows associated with future interest payments on variable rate debt (cash flow hedges).

The Trust documents at the inception of the hedging transaction the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The Trust also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions have been and will continue to be highly effective in offsetting changes in fair values or cash flows of hedged items.
(i)	Derivatives that do not qualify for hedge accounting
Certain derivative instruments do not qualify for hedge accounting. Changes in the fair value of any derivative instrument that does not qualify for hedge accounting is recognised immediately in the Income Statement.

(ii)	Net investment hedges
The effective portion of changes in the fair value of derivatives that are designated and qualify as net investment hedges is recognised in the foreign currency translation reserve. This amount will be reclassified into the Income Statement on disposal of the foreign operations. The gain or loss relating to the ineffective portion is recognised immediately in the Income Statement.

Gains and losses accumulated in equity are included in the Income Statement when the foreign operation is partially disposed of or sold.

(iii)	Cash flow hedges
The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognised in the cash flow hedge reserve. The gain or loss relating to the ineffective portion is recognised immediately in the Income Statement.

Amounts accumulated in equity are recycled in the Income Statement in the period when the hedged item impacts the Income Statement.

When a hedging instrument expires or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in the Income Statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the Income Statement.
Notwithstanding the accounting outcome, the Manager considers that these derivative contracts are appropriate and effective in hedging the economic foreign exchange and interest rate exposures of the Trust.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
1.	Summary of significant accounting policies (continued)

(g)	Payables

Liabilities are recognised for amounts to be paid in the future for goods or services received, whether or not billed to the Trust. The amounts are unsecured and are usually paid within 30 or 60 days of recognition.

(h)	Interest bearing liabilities

Borrowings are initially recognised at fair value, net of transaction costs incurred and are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in the Income Statement over the period of the borrowing using the effective interest rate method. Fees paid on the establishment of loan facilities, which are not an incremental cost relating to the actual drawdown of the facility, are recognised as prepayments and amortised on a straight line basis over the term of the facility.

(i)	Interest income

Revenue is recognised as interest accrues using the effective interest method.

(j)	Finance costs

Finance costs, excluding interest expense, are expensed in the Income Statement when incurred.

(k)	Income tax

Under current Australian income tax legislation, the Trust is not liable to pay income tax provided its taxable income (including assessable realised capital gains) is fully distributed to unitholders, by way of cash or reinvestment.

Macquarie DDR US Trust Inc. and Macquarie DDR US Trust II Inc. (US REITs), joint venture entities of the Trust, have been elected to be taxed as Real Estate Investment Trusts (REITs) under US federal taxation law, and on this basis, will generally not be subject to US income taxes on that portion of the US REITs’ taxable income or capital gains which are distributable to the US REITs’ shareholders, provided that the US REITs comply with the requirements of the US Internal Revenue Code of 1986 and maintain their REIT status.

The US REITs may ultimately realise a capital gain or loss on disposal which may attract a US income tax liability if the proceeds from disposal are not reinvested in a qualifying asset. If the capital gain is realised, it may give rise to a foreign tax credit which would be available to unitholders. A deferred tax liability is recognised based on the temporary difference between the carrying amount of the assets in the Balance Sheet and their associated tax cost bases.

(l)	Goods and services tax (GST)

Income, expenses, assets and liabilities are recognised net of the amount of GST recoverable from the Australian Taxation Office (ATO). The non-recoverable GST is recognised as part of the income, expense, asset or liability. Receivables and payables are exclusive of GST. The net amount of GST recoverable from or payable to the ATO is included in receivables or payables in the Balance Sheet. Cash flows relating to GST are included in the Cash Flow Statement on a gross basis.

(m)	Equity transaction costs

Transaction costs arising on the issue of equity are recognised directly in equity as a reduction in the proceeds of units to which the costs relate.

(n)	Reserves

In accordance with the Trust Constitution, amounts may be transferred from reserves to fund distributions.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
1.	Summary of significant accounting policies (continued)

(o)	Foreign currency translation
(i)	Functional and presentation currencies
Items included in the financial statements of the Trust are measured using the currency of the primary economic environment in which the Trust operates (‘the functional currency’). The financial statements are presented in Australian dollars, which is the Trust’s functional and presentation currency.

(ii)	Transactions and balances
Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the date of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the Income Statement, except when deferred in equity as qualifying cash flow hedges and qualifying net investment hedges.

(iii)	Foreign operations
Transactions of foreign equity accounted joint venture entities are measured using the currency of the primary economic environment in which those entities operate. Assets and liabilities of foreign equity accounted joint venture entities are translated at exchange rates ruling at balance date while income and expenses are translated at average exchange rates for the period. Exchange differences arising on translation of the interests in foreign equity accounted joint venture entities are taken directly to the foreign currency translation reserve. At 30 June 2008, the spot rate used was A$1.00 = US$0.9582 (2007: A$1.00 = US$0.8479, 2006: A$1.00 = US$0.7432). The average spot rate during the year ended 30 June 2008 was A$1.00 = US$0.9044 (2007: A$1.00 = US$0.7922, 2006: A$1.00 = US$0.7472).
(p)	Segment information

Segment income, expenditure, assets and liabilities are those that are directly attributable to a segment and the relevant portion that can be allocated to the segment on a reasonable basis. Segment assets include all assets used by a segment and consist primarily of cash, receivables (net of any related provisions) and investments. Any assets used jointly by segments are allocated based on reasonable estimates of usage.

(q)	Earnings per unit

Basic earnings per unit are determined by dividing profit by the weighted average number of ordinary units on issue during the financial period.

Diluted earnings per unit are determined by dividing the profit by the weighted average number of ordinary units and dilutive potential ordinary units on issue during the financial period.

(r)	Classification of units

Under Australian Generally Accepted Accounting Principles (AGAAP), units issued by the Trust were classified as equity on the Balance Sheet. To meet the IFRS equity classification requirements of IAS 32, on 10 October 2005, amendments were made to the Trust Constitution to remove the 80 year life of the Trust.

Due to the classification of the Trust’s units on issue as financial liabilities for the period from 1 July 2005 to 10 October 2005, A$30.9 million of the Trust’s result (including revaluation gains) for the financial year ended 30 June 2006, has been disclosed as a finance cost in the Income Statement. Since 10 October 2005, the units on issue are classified as equity, therefore finance costs attributable to unitholders will not be recorded in future periods.

(s)	Fair value estimation

The fair value of financial assets and financial liabilities must be estimated for recognition and measurement or for disclosure purposes.

The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. The quoted market price used for financial assets held by the Trust is the current bid price; the appropriate quoted market price for financial liabilities is the current ask price.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
1.	Summary of significant accounting policies (continued)

(s)	Fair value estimation (continued)

The fair value of financial instruments that are not traded in an active market is determined using valuation techniques as allowed by IFRS. The Trust uses a variety of methods and makes assumptions that are based on market conditions existing at each balance date. Other techniques, such as estimated discounted cash flows, are used to determine fair value for the remaining financial instruments. The fair value of interest rate swaps is calculated as the present value of the estimated future cash flows. The fair value of forward exchange contracts is determined using forward exchange market rates at the balance sheet date.

The nominal value less estimated credit adjustments of trade receivables and payables approximate their fair values. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Trust for similar financial instruments.

(t)	New standards and Urgent Issues Group Interpretations

Certain new standards, interpretations and amendments to existing standards have been published that are mandatory for the Trust for accounting periods beginning on or after 1 July 2008 or later periods, which the Trust has not yet adopted. These include:
(i)	IAS 8 Operating Segments (effective from 1 July 2009)
This standard will require the entity to adopt the ‘management approach’ to disclosing information about its reportable segments. Generally, the financial information will be reported on the same basis as it is used internally by the chief decision maker for evaluating operating segment performance and deciding how to allocate resources to operating segments. Such information may be prepared using different measures from that used in preparing the Income Statement and Balance Sheet, in which case reconciliations of certain items will be required.

(ii)	IAS 1 Presentation of Financial Statements (effective from 1 January 2009)
This standard introduces the notion of a ‘complete set of financial statements’, and changes the presentation of financial statements so owner changes in equity are disclosed separately from non-owner changes in equity. All non-owner changes in equity (‘comprehensive income’) will be presented either in one statement of comprehensive income or in two statements (an income statement and a statement of comprehensive income), instead of being presented in the statement of changes in equity. Additional disclosure will be made of the income tax relating to each component of other comprehensive income, and the titles of the financial statements will change although their use will not be mandatory (‘balance sheet’ becomes ‘statement of financial position’; ‘income statement’ becomes part of the ‘statement of comprehensive income’, unless a separate income statement is provided; ‘cash flow statement’ becomes ‘statement of cash flows’).

(iii)	IAS 3 Business Combinations and IAS 27 Consolidated and Separate Financial Statements (effective from 1 July 2009)
These standards amend the accounting for certain aspects of business combinations and changes in ownership interests in subsidiaries. Changes include:
•	transaction costs are recognised as an expense at the acquisition date, unless the cost relates to issuing debt or equity securities;

•	contingent consideration is measured at fair value at the acquisition date (allowing for a 12-month period post-acquisition to affirm fair values) without regard to the probability of having to make a future payment, and all subsequent changes in fair value are recognised in profit;

•	changes in control are considered significant economic events, thereby requiring:
—	previous ownership interests to be remeasured to their fair value (and the gain/loss recognised in profit) when control is gained (i.e. becomes a subsidiary); and

—	retained ownership interests to be remeasured to their fair value (and the gain/loss recognised in profit) when control is lost (i.e. divestment of a subsidiary);
•	changes in a parent’s ownership interest in a subsidiary that do not result in a loss of control (e.g. dilutionary gains) are recognised directly in equity.
(iv)	IAS 23 Borrowing Costs (effective from 1 January 2009).
This standard removes the option to expense all borrowing costs and will require the capitalisation of all borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset. There will be no impact on the Trust as the Trust already capitalises borrowing costs in relation to qualifying assets.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
1.	Summary of significant accounting policies (continued)

(u)	Rounding

The Trust is a registered scheme of a kind referred to in Class Order 98/0100 issued by the Australian Securities & Investments Commission relating to the “rounding off” of amounts in the financial report. Amounts in the financial report have been rounded to the nearest thousand dollars in accordance with that Class Order, unless otherwise indicated.
2.	Trust formation
The Trust was established on 29 September 2003. The operations of the Trust commenced with the purchase of property investments in the United States on 21 November 2003, through its joint venture entities. On 10 October 2005, the Manager executed a supplemental deed poll to amend the Trust Constitution. The amendments removed the 80-year life of the Trust, to enable the units on issue to be classified as equity under IFRS.
3.	Management fee
The Manager is a wholly owned subsidiary of Macquarie DDR Management LLC, a company incorporated in Delaware and ultimately owned 50% by Macquarie Group Limited and 50% by Developers Diversified Realty (DDR). The Manager’s registered office and principal place of business is 1 Martin Place, Sydney NSW 2000, Australia.
Under the terms of the Trust Constitution, the Manager is entitled to receive the following remuneration from the Trust, comprising a base fee and a performance fee:
(a)	Base fee
The base fee is calculated at 0.45% per annum of the Trust’s interest in the fair market value of the properties and any other assets in the US LLCs.
The base fee is calculated six monthly and is paid quarterly in arrears with the first quarterly payment being a part payment on account for the six-month period.
(b)	Performance fee
In addition to the base fee, the Manager is entitled to a performance fee, payable in Trust units and/or shares in the US REITs (REIT Performance Shares) or in cash in certain circumstances, where the performance of the Trust in any six-month period ending 30 June or 31 December exceeds that of the S&P/ASX 200 Property Accumulation Index (Index).
If the Trust’s performance during the six-month period is higher than the percentage increase in the Index for the relevant period, then the Manager is entitled to new Trust units or REIT Performance Shares with a total value equal to:
(i)	5% of the total Increased Unitholder Value from outperformance; plus

(ii)	15% of the Increased Unitholder Value above 2% nominal outperformance per annum (1% per half year).
The Increased Unitholder Value is measured as the market capitalisation of the Trust at the commencement of the relevant period, multiplied by the nominal percentage outperformance of the Trust relative to the Index for that period.
The performance fee is calculated and payable, if entitled, each half year at December and June. The first performance fee period was from 26 November 2003 to 30 June 2004. Units and/or REIT Performance Shares issued in satisfaction of the performance fee (if any) are subject to an annual cap, whereby total base and performance fees paid in any one year must not exceed 80 basis points of the Trust’s interest in the fair market value of the properties and other assets in the US LLCs (Cap Calculation Assets). Where REIT Performance Shares are issued, the annual cap is calculated using the US dollar value of the Cap Calculation Assets. Any performance fees which have been unable to be satisfied by the issue of units and/or REIT Performance Shares because of the operation of the cap, will be able to be issued on the three-year anniversary of the end of the period in which they were earned, or any time thereafter if the accumulated performance of the Trust for the three-year (or longer) period exceeds the benchmark return for the same period. Any unpaid fees will continue to be paid up to 80 basis points in any future period.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
3.	Management fees (continued)

(c)	Management fee calculation

The Manager’s total fee for the financial year is detailed as follows:

	2008	2007	2006
	A$’000	A$’000	A$’000

Base fee	11,491	12,201	11,765
Performance fee	—	—	—

	11,491	12,201	11,765

No performance fee was earned by the Manager during the year. In the calculation of the performance fee, outperformance will be assessed on a cumulative basis and accordingly, underperformance for the period from 26 November 2003 to 30 June 2008 will need to be recovered before the Manager is entitled to any future performance fees.
The Trust does not provide any other benefits to the Manager or directors of the Manager other than those described in note 22.
4.	Net gain from derivative financial instruments

(Loss)/gain on derivative financial instruments — unrealised	(17,130)	(2,881)	7,018
Gain on capital hedging derivative financial instruments — realised	4,661	1,406	187
Gain on income hedging derivative financial instruments — realised	22,462	11,245	7,376
(Loss)/gain on other derivative financial instruments — realised	(6,624)	1,545	123

	3,369	11,315	14,704

5.	Other expenses

Accounting fees	165	165	165
Audit committee fees — independent directors	28	21	21
Audit fees	224	198	219
Bank fees	10	10	3
Compliance fees — independent directors	90	60	60
Custodian fees	56	61	150
Insurance	56	64	68
Legal fees	82	70	65
Postage and printing costs	71	63	47
Registry fees	134	139	138
Stock exchange costs	65	64	—
Taxation fees	13	24	15
Travel	78	126	134
Unitholder communications costs	104	174	150
Other	186	80	40

	1,362	1,319	1,275

Other expenses have been paid in accordance with the Trust Constitution.
6.	Remuneration of auditor
During the financial year, the auditor of the Trust, PricewaterhouseCoopers (Australian firm), earned the following remuneration:

Audit services	224	198	219
Taxation services	13	24	15

	237	222	234

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
6.	Remuneration of auditor (continued)
In addition to the above fees, PricewaterhouseCoopers, US Firm, earned A$248,953 (2007: A$277,336, 2006: A$258,307) in connection with the audit of the Trust’s joint venture entities and A$247,532 (2007: A$152,305, 2006: A$125,660) in connection with tax services for the Trust’s joint venture entities. These amounts represent the fees charged to the joint venture entities. The Trust’s share of the fees is recorded as part of equity accounted income.
7.	Earnings per unit

	2008	2007	2006

Basic earnings per unit (cents)	(0.88)	19.96	12.40
Diluted earnings per unit (cents)	(0.88)	19.96	12.40

Distributable earnings per unit (cents)	9.81	10.03	10.05

Earnings used in the calculation of basic and diluted earnings per unit ($’000)	(8,199)	185,255	108,818
Earnings used in the calculation of distributable earnings per unit (refer to calculation in table below) ($’000)	91,155	93,111	88,145

Weighted average number of units used in the calculation of basic, diluted and distributable earnings per unit (‘000)*	929,461	928,110	877,254

* Weighted average number of units is calculated from the date of issue of the units.
Calculation of distributable earnings
The Manager does not consider it appropriate to use profit under IFRS to determine distributions to unitholders. The table below outlines the Manager’s adjustments to profit under IFRS to determine the amount the Manager believes should be available for distribution for the current period. The Manager uses this amount as guidance for distribution determination.
Distributable earnings is a financial measure which is not prescribed by IFRS and represents the profit under IFRS adjusted for certain unrealised and non-cash items and reserve transfers. Per the Trust Constitution, the amount distributed to unitholders is at the discretion of the Manager. The Manager will use the distributable earnings calculated as a guide to assessing an appropriate distribution to declare.
The adjustments between profit under IFRS and distributable earnings may change from time to time depending on changes to accounting standards and the Manager’s assessment as to whether non-recurring or infrequent items (such as realised gains on the sale of properties) will be distributed to unitholders.

			2008	2007	2006
	Note		A$’000	A$’000	A$’000

(Loss)/profit per Income Statement			(8,199)	185,255	108,818
Unrealised items:
Property valuation gains	18(iii)		140,696	(146,442)	(92,151)
Unrealised loss/(gain) on derivative financial instruments	18(iv)		19,325	4,802	(11,969)
Unrealised foreign exchange (gains)/losses	18	(v)	(25,539)	(21,217)	2,578
US capital gains tax expense	18	(v)	(33,887)	71,884	52,956
Finance costs attributable to unitholders			—	—	30,890
Non-cash items:
Amortisation of borrowing costs**	18	(v)	1,628	3,434	2,494
Straight lining of fixed rent increases	18	(v)	(2,869)	(4,914)	(5,642)
Reserve transfers:
Valuation fees	18(iii)		—	309	171

Distributable earnings			91,155	93,111	88,145

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
7.	Earnings per unit (continued)
** The amortisation of borrowing costs relates to costs that were fully expensed prior to a change in accounting policy on 1 July 2005. At that time, the previously expensed costs were reversed in opening undistributed income and are now amortised in the Income Statement over the term of the respective borrowing. This expense has been reversed in calculating distributable earnings for the period. The amortisation of borrowing costs recognised in distributable earnings is A$1,519,000 (2007: A$539,000, 2006: A$130,000). This represents the amortisation of pre 1 July 2005 borrowing costs incurred since the change in accounting policy on 1 July 2005.
8.	Distributions paid and payable

	Distribution	Total amount	Tax deferred	Taxable
	cents per unit	A$’000%		%

2008 distributions for the quarter ended:
30 September 2007	2.500	23,237
31 December 2007	2.500	23,237
31 March 2008	2.125	19,751
30 June 2008*	2.125	19,751

	9.250	85,976	50.87	49.13

2007 distributions for the quarter ended:
30 September 2006	2.500	23,237
31 December 2006	2.500	23,237
31 March 2007	2.500	23,237
30 June 2007**	2.500	23,237

	10.000	92,948	53.73	46.27

2006 distributions for the quarter ended:
30 September 2005	2.50	21,211
31 December 2005	2.50	21,682
31 March 2006	2.50	22,526
30 June 2006***	2.50	23,004

	10.00	88,423	54.55	45.45

* The distribution of 2.125 cents per unit for the quarter ended 30 June 2008 was not declared prior to 30 June 2008. Refer to note 27.
** The distribution of 2.50 cents per unit for the quarter ended 30 June 2007 was not declared prior to 30 June 2007.
*** The distribution of 2.50 cents per unit for the quarter ended 30 June 2006 was not declared prior to 30 June 2006.
9.	Receivables

	2008	2007
	A$’000	A$’000

GST receivable	—	14
Withholding tax receivable	131	1,809
Sundry debtors	111	—

	242	1,823

The Trust’s receivables are carried at amounts that approximate their fair value.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
10.	Derivative financial instruments

	2008	2007
	A$’000	A$’000

Assets
Current
Forward foreign exchange contracts	11,650	12,472
Cross currency swaps	34,266	14,650
Interest rate swaps	—	-

	45,916	27,122

Non-current
Forward foreign exchange contracts	34,264	33,882

	34,264	33,882

Liabilities
Current
Interest rate swaps	13,682	25

	13,682	25

Forward foreign exchange contracts
The Trust has entered into forward foreign exchange contracts to sell US dollars and receive Australian dollars at an average exchange rate of A$1.00 = US$0.6975 (2007: A$1.00 = US$0.7020, 2006: A$1.00 = US$0.7083). The last of these forward contracts matures in August 2013.
A portion of the forward contracts qualify as net investment hedges. Accordingly, changes in the fair value of these contracts are recorded in the foreign currency translation reserve. The forwards that do not qualify for hedge accounting have changes in fair value recorded in the Income Statement. Accordingly, $20.2 million of the change in fair value is recorded in the foreign currency translation reserve. The balance is recognised in the Income Statement.
Cross currency swaps
It is the Trust’s policy to partially hedge the Australian dollar value of the investment in the US joint venture entities by entering into cross currency swaps. Any gain or loss from remeasuring these instruments is recognised in the Income Statement.
As at 30 June 2008, the notional principal amounts and periods of expiry of the cross currency swap contracts are as follows:

	2008	2007
	A$’000	A$’000

Less than 1 year	27,222	—
1 - 2 years	27,222	27,222
2 - 3 years	27,222	27,222
3 - 4 years	27,222	27,222
4 - 5 years	27,222	27,222
More than 5 years	139,554	27,222

	275,664	136,110

At 30 June 2008, the Australian dollar interest rate prevailing on the cross currency swaps was 6.29% per annum and the US dollar interest rate prevailing on the cross currency swaps was 5.18% per annum.
The cross currency swap contracts do not qualify for hedge accounting and accordingly changes in the fair value of these contracts are recorded in the Income Statement. Notwithstanding the accounting outcome, the Manager considers that these contracts are appropriate and effective in partially hedging the Australian dollar value of the investment in the US joint venture entities.
Callable interest rate swaps
At 30 June 2008, the Trust has entered into interest rate swap agreements totalling US$200 million that entitle it to receive interest at a floating rate on a notional principal amount and oblige it to pay interest at a fixed rate on the same amount. The counterparties have the option to cancel these swaps at the end of each quarter. Subsequent to the year end, the counterparties have not taken up their options to cancel these swaps.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
10.	Derivative financial instruments (continued)
In June 2008, the Trust cancelled US$125 million of interest swaps agreement, resulting in a realised loss of A$6.1 million.
As at 30 June 2008, the notional principal amounts and periods of expiry of the interest rate swap contracts are as follows:

	2008	2007
	A$’000	A$’000

Less than 1 year	208,731	206,399
1 - 2 years	—	—
2 - 3 years	—	—
3 - 4 years	—	—
4 - 5 years	—	—
More than 5 years	—	—

	208,731	206,399

At 30 June 2008, the fixed interest rate on the interest rate swaps varies from 4.38% to 4.67% per annum (2007: 4.38% to 4.50% per annum, 2006: 4.40% to 4.52% per annum).
The interest rate swap contracts do not qualify for hedge accounting and accordingly changes in the fair value of these contracts are recorded in the Income Statement. Notwithstanding the accounting outcome, the Manager considers that these contracts are appropriate and effective in hedging the interest rate exposures of the Trust.
11.	Investments in joint venture entities
The Trust has investments in joint venture entities with Developers Diversified Realty. The Trust exercises joint control over the joint venture entities, but neither the Trust nor its joint venture partner has control in their own right, irrespective of their ownership interest. The investments are accounted for in the financial report using the equity method of accounting (refer to note 1(d)). Information relating to the joint venture entities is detailed below.

			Ownership interest
	Country of		2008		2007
Joint venture entities	incorporation	Principal activity	%		%

Macquarie DDR US Trust Inc. (US REIT I)	United States	Property investment	97.32		97.32
DDR Macquarie Fund LLC (US LLC)	United States	Property investment	85.48	*	85.48	*
Macquarie DDR US Trust II Inc. (US REIT II)	United States	Property investment	99.89		99.89
DDR MDT MV LLC (MV LLC)	United States	Property investment	49.94	*	49.94	*
DDR MDT PS LLC (PS LLC)	United States	Property investment	90.24	*	90.23	*

* Represents indirect interest held through US REITs.
(i)	Carrying amount of investments in joint venture entities

		2008	2007	2006
	Note	A$’000	A$’000	A$’000

Carrying amount at the beginning of the year		1,345,553	1,350,769	1,009,213
Additions during the year		135	163	187,195
Share of profit before property valuation gains	11(ii)	73,224	90,099	99,971
Share of property valuation (losses)/gains	11(ii)	(140,696)	146,442	92,151
Fair value of derivative financial instruments on adoption of IAS 32/39		—	—	(4,321)
Movement in share of cash flow hedge reserve		(27,842)	4,964	3,734
Distributions paid and payable for the year		(71,344)	(76,097)	(63,669)
Return of capital		(83,120)	—	—
Exchange rate differences on translation		(143,233)	(170,787)	26,495

Carrying amount at the end of the year		952,677	1,345,553	1,350,769

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
11.	Investments in joint venture entities (continued)

(ii)	Results attributable to joint venture entities (Trust’s share)

	2008	2007	2006
	A$’000	A$’000	A$’000

Property income
Property income	226,156	256,509	241,497
Property expenses	(66,564)	(72,569)	(68,439)

Net property income	159,592	183,940	173,058

Management fees
Management base fee	(11,491)	(12,201)	(11,765)
Management performance fee	—	—	—

	(11,491)	(12,201)	(11,765)

Finance costs
Interest expense	(65,411)	(72,919)	(62,072)
Borrowing establishment costs	(3,147)	(3,973)	(2,624)
	(68,558)	(76,892)	(64,696)

Other income and expenses
Interest income	485	586	580
Derivative financial instrument loss	(2,195)	(1,921)	4,951
Other operating expenses	(4,609)	(3,413)	(2,157)

Total other income and expenses	(6,319)	(4,748)	3,374

Share of net profit from investments in joint venture entities before property valuation gains	73,224	90,099	99,971

Property valuation gains
Revaluation of investment properties	25,209	147,890	97,793
Devaluation of investment properties	(163,036)	(3,466)	—
Revaluation of investment properties — adjustment for straight lining of fixed rent increases	(2,869)	(4,914)	(5,642)

Total property valuation (losses)/gains	(140,696)	146,442	92,151

Share of net (loss)/profit from investments in joint venture entities	(67,472)	236,541	192,122

The joint venture entities have no contingent liabilities or capital commitments at 30 June 2008.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
11.	Investments in joint venture entities (continued)

(iii)	Share of joint venture entities’ assets and liabilities

	2008	2007
	A$’000	A$’000

Current assets	44,788	41,373
Property held for sale	132,048	—
Derivative financial instruments	—	8,338
Investment properties	2,103,659	2,617,449

Total assets	2,280,495	2,667,160

Current liabilities	21,976	25,335
Derivative financial instruments	19,491	—
Current interest bearing liabilities*	454,385	—
Non-current interest bearing liabilities	831,966	1,296,272
Total liabilities	1,327,818	1,321,607

Net assets	952,677	1,345,553

* Current interest bearing liabilities include US$291 million maturing in December 2008 and US$148 million maturing in June 2009. Subsequent to year end, the Trust has refinanced the US$291 million maturing in December 2008. The new facility will be US$316.7 million with US$229 million maturing in 2015 and US$87.7 million maturing in 2011.
12.	Payables

Custodian fees	14	15
Withholding tax payable	1,053	3,372
Amounts payable to settle derivative closed before year end	4,489	—
Sundry creditors and accruals	450	1,686

	6,006	5,073

13.	Provisions

Distribution
Opening balance	—	—
Distributions declared	89,462	92,715
Paid during the year	(89,462)	(82,574)
Distributions reinvested	—	(10,141)

Closing balance	—	-

The distribution of 2.125 cents per unit for the quarter ended 30 June 2008, totalling $19.8 million, was not declared prior to 30 June 2008. Refer to note 27.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
14.	Interest bearing liabilities

	2008	2007
	A$’000	A$’000

Non-current
Bank loan	808	87,039
Less: Unamortised transaction costs	(239)	(301)

	569	86,738

At 30 June 2008, the Trust had access to a US$100 million facility (2007: US$100 million, 2006: US$80 million) which can be utilised by the Trust, US REIT I or US REIT II. At 30 June 2008, US$23.2 million (2007: US$26.2 million, 2006: US$6.4 million) remains unutilised by the Trust, US REIT I or US REIT II.
The Trust’s borrowings are carried at amounts that approximate their fair value.
The bank loan is secured by proceeds of the distribution reinvestment plan (DRP) as calculated in the DRP Underwriting Deed. It bears a US dollar floating interest rate and is repayable in full at the end of its funding period unless a new drawdown request is made. As at 30 June 2008, the weighted average interest rate on the bank loan was 3.65% per annum (2007: 6.34% per annum, 2006: 6.17% per annum).
15.	Tax liabilities

US capital gains deferred tax liability	147,780	205,078

	147,780	205,078

Capital gains on the future sales of the Trust’s investments are subject to US withholding tax pursuant to the Foreign Investment in Real Property Tax Act, at a withholding tax rate of 35%. If the proceeds from the disposal are reinvested in a qualifying asset, the tax payable can be deferred and ‘rolled over’ into the tax cost base of the qualifying asset. Refer to note 1(k). All deferred tax movements are recorded through the Income Statement. The movements relate to one type of temporary difference which is expected to be settled in more than 12 months.
16.	Contributed equity

No. of units	Details	Date of income entitlement
838,580,202	Units on issue	30 Jun 2005			835,550
9,843,026	DRP issue	1 Jul 2005			11,644
11,154,491	DRP issue	1 Sep 2005			12,538
7,715,154	Underwritten DRP	1 Sep 2005			8,672
9,859,770	DRP issue	1 Jan 2006			11,008
23,915,309	Conversion of REIT shares*	20 Jan 2006			27,742
8,087,631	Underwritten DRP	19 Apr 2006			9,543
11,003,429	DRP issue	1 Apr 2006			12,983
	Equity issue costs				(147)

920,159,012	Units on issue	30 Jun 2006		929,533	929,533
9,301,843	DRP issue**	1 Jul 2006		10,141
	Equity issue costs			(17)

929,460,855	Units on issue***	30 Jun 2007	939,657	939,657

929,460,855	Units on issue	30 Jun 2008	939,657	939,657

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
16.	Contributed equity (continued)
* As per the Product Disclosure Statement dated 21 April 2004, and in line with the Exchange Agreements between the Manager and each of DDR, Macquarie Real Estate Inc. (MREI) and the US Manager, MREI converted 24,522,486.5 shares in US REIT I into 23,915,309 units in the Trust on 20 January 2006. This conversion was completed outside the 18 month period from issue of the US REIT I shares, as required (refer to note 23).
** The DRP units were issued on 23 August 2006 but were entitled to income from 1 July 2006.
*** No units were issued under the DRP from 30 September 2006.
As stipulated in the Trust Constitution, each unit represents a right to an individual share in the Trust and does not extend to a right to the underlying assets of the Trust. There are no separate classes of units and each unit has the same rights attaching to it as all other units in the Trust.
Distribution reinvestment plan
The Trust has established a DRP under which unitholders may elect to have all or part of their distribution entitlements satisfied by the issue of new units rather than being paid in cash. In accordance with the DRP Rules, the directors of the Manager suspended the Trust’s DRP commencing with the quarter ended 30 September 2006. The DRP was reinstated from the quarter ended 30 June 2008.
17.	Reserves

		2008	2007
	Note	A$’000	A$’000

Foreign currency translation reserve
Opening balance		(143,209)	(24,617)
Translation of foreign operations*		(143,130)	(159,081)
Fair value of derivative financial instruments on adoption of IAS 32/39		—	—
Movement in fair value of effective net investment hedges		20,188	40,489

Closing balance		(266,151)	(143,209)

Capital reserve
Opening balance		(3,212)	(3,212)

Closing balance		(3,212)	(3,212)

Cash flow hedge reserve
Opening balance		8,698	3,734
Movement in effective cash flow hedges held by joint venture entities		(27,842)	4,964

Closing balance		(19,144)	8,698

Total reserves		(288,507)	(137,723)

* The total foreign exchange movement of A$143.1 million on foreign operations includes A$143.2 million relating to the translation of the investments in joint venture entities offset by A$0.1 million relating to interest bearing liabilities denominated in US dollars.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
18.	Undistributed income

		2008	2007	2006
	Note	A$’000	A$’000	A$’000

(i) Summary of undistributed income
Undistributed income — realised items	18(ii)	29,421	27,728	27,332
Undistributed income — investment property revaluations	18(iii)	323,390	464,086	317,953
Undistributed income — unrealised derivative revaluations	18(iv)	3,483	22,808	27,610
Undistributed income — other unrealised items	18 (v)	(141,835)	(202,502)	(153,315)
Total undistributed income		214,459	312,120	219,580

(ii) Undistributed income — realised items
Opening balance		27,728	27,332	24,900
Distributable earnings	7	91,155	93,111	88,145

Available for distribution		118,883	120,443	113,045
Distributions paid and payable	13	(89,462)	(92,715)	(85,713)

Closing balance		29,421	27,728	27,332

The distribution of 2.125 cents per unit for the quarter ended 30 June 2008, totalling A$19.8 million, was not declared prior to 30 June 2008. This amount will be paid on 28 August 2008 (refer to note 27).

(iii) Undistributed income — investment property revaluations
Opening balance		464,086	317,953	225,973
Valuation fees		—	(309)	(171)
Revaluation (decrement)/increment on investment properties in joint venture entities	11(ii)	(140,696)	146,442	92,151
Closing balance		323,390	464,086	317,953

(iv) Undistributed income — unrealised derivative revaluations
Opening balance		22,808	27,610	—
Fair value of derivative financial instruments on adoption of IAS 132/139		—	—	15,641
Unrealised loss from derivative financial instruments recorded in equity accounted income	11(ii)	(2,195)	(1,921)	4,951
Unrealised loss on derivative financial instruments	4	(17,130)	(2,881)	7,018
Closing balance		3,483	22,808	27,610

(v) Undistributed income — other unrealised items
Opening balance		(202,502)	(153,315)	(100,929)
Movement in deferred tax liability		33,887	(71,884)	(52,956)
Amortisation of borrowing costs		(1,628)	(3,434)	(2,494)
Straight lining of fixed rent increases	11(ii)	2,869	4,914	5,642
Unrealised foreign exchange gains		25,539	21,217	(2,578)

Closing balance		(141,835)	(202,502)	(153,315)

Total undistributed income		214,459	312,120	219,580

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
19.	Cash and cash equivalents

		2008	2007
	Note	A$’000	A$’000

Australian dollar operating account		315	430
US dollar operating account		218	2,136

		533	2,566

Surplus funds of the Trust are held at call in the Trust’s operating account and treasury account. Interest is receivable monthly in arrears. As at 30 June 2008, the interest rate on the Australian dollar account was 6.21% per annum (2007: 5.31% per annum, 2006: 4.88%) and the US dollar account was 2.00% per annum (2007: 5.25% per annum, 2006: 5.25%).
20.	Cash flow information

(a) Reconciliation of profit to net cash flows from operating activities

Profit	(8,199)	185,255	108,818

Non-cash items
Share of joint venture entities net profits less distributions	81,240	(14,011)	(11,793)
Finance costs attributable to unitholders	—	—	30,890
Property valuation gains	140,696	(146,442)	(92,151)
Realised gain on transfer of loan without cash received	(4,000)	—	—
Exchange rate differences on translation	109	329	253

Classified as financing activities
Interest paid	3,284	5,462	4,124

Changes in assets and liabilities
Decrease/(increase) in assets
Receivables	1,581	3,025	2,021
Derivative financial instruments not recognised in the foreign currency translation reserve	14,667	2,425	(7,225)
Other	8	36	(40)
Increase in liabilities
Payables	933	364	295
Deferred tax liability	(57,298)	50,394	55,120

Net cash flows from operating activities	173,021	86,837	90,312

(b) Non-cash financing and investing activities

The following items are not reflected in the Cash Flow Statement:

Distributions by the Trust satisfied during the financial year by the issue of units under DRP	—	10,141	48,173
Acquisition of shares in US REIT 1 satisfied by the issue of units in the Trust in line with the exchange agreement	—	—	27,742

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
21.	Net tangible assets

	2008	2007
	A$’000	A$’000

Total assets	1,033,646	1,410,968
Less: Total liabilities	(168,037)	(296,914)

Net tangible assets	865,609	1,114,054

Total number of units on issue	929,460,855	929,460,855
Net tangible asset backing per unit	$0.93	$1.20
Net tangible asset backing per unit after distribution	$0.91	$1.17
Net tangible asset backing per unit after distribution and excluding deferred tax liability	$1.07	$1.39
22.	Related party disclosures

(a)	Directors
The following persons were directors of the Manager during the financial year:
W Richard Sheppard
Steven Guttman
Robert Joss
David Spruell
Scott Wolstein
David Jacobstein (resigned 10 December 2007)
David Oakes (appointed 10 December 2007)
Daniel Hurwitz
Mark Baillie
Stephen Girdis
Joan Allgood (alternate for Daniel Hurwitz, David Jacobstein and Scott Wolstein — ceased to act as alternate director for David Jacobstein 10 December 2007)
John Wright (alternate for W Richard Sheppard, Mark Baillie and Stephen Girdis).
(b)	Parent entity
The ultimate parent entity of the Trust is Macquarie DDR Trust.
(c)	Transactions with related parties
The Trust has accrued $165,000 (2007: $165,000, 2006: $165,000) payable to Macquarie Group Limited (MGL) for reimbursement of accounting services provided to the Trust for the year ended 30 June 2008.
MGL executed foreign exchange and interest rate hedging for the Trust during the year. Foreign exchange and interest rate hedging transactions were executed at market rates including any applicable margins.
The Trust had funds totalling $533,335 (2007: $2,565,606, 2006: $4,480,802) in operating bank accounts with MGL at 30 June 2008. The Trust earned interest at commercial rates. Interest income from these accounts totalling $310,550 (2007: $407,207, 2006: $320,649) is included in the determination of profit for the Trust for the year ended 30 June 2008.
The Trust paid Macquarie Investment Management Limited $1,051 (2007: $1,356, 2006: $787) for the provision of call centre services during the year. The Trust paid MGL $106 (2007: $1,379, 2006: $nil) for the provision of internet/intranet services.
In 2006, the Trust issued 23,915,309 units to MBL on 20 January 2006 in exchange for 24,522,486.5 shares in US REIT I. These units were issued at the prevailing market price of $1.16 which resulted in a gain for the Trust of $3,443,730.
Macquarie Asset Services Limited received US$16,400 (2007: US$22,300, 2006: US$nil) for providing valuation services to the Trust. Macquarie Asset Services Limited is owned 100% by MGL.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
22.	Related party disclosures (continued)

(c)	Transactions with related parties (continued)
MGL and related entities of MGL held 25,161,033 units as at 30 June 2008 (2007: 19,052,713 units, 2006: 16,010,994 units). DDR and related entities of DDR held 62,934,579 units as at 30 June 2008 (2007: nil units, 2006: nil units).
The Trust received distributions from US REIT I and US REIT II in the current and prior financial years.
DDR received fees for providing structuring and advisory services of US$nil (2007: US$nil, 2006: 1,324,689) during the year. These fees are received under the terms of the Property Management and Leasing Agreements.
DDR received fees for providing property management, construction management, leasing and maintenance services of US$12,769,657 (2007: US$12,168,914, 2006: US$11,035,750) during the year. These fees are received under the terms of the Property Management and Leasing Agreements.
DDR provides tax preparation services to the US LLCs and the US REITs. During the year, the US LLCs and the US REITs recorded US$75,275 and US$36,500 respectively (2007: US$75,275 and US$36,500, 2006: US$142,463 and US$51,500) for taxation fees paid or payable to DDR.
DDR provides legal and other professional services to the US LLCs and the US REITs. During the year, the US LLCs and the US REITs recorded US$242 and US$nil respectively (2007: US$102,375 and US$nil, 2006: US$32,756 and US$nil) for legal fees paid or payable to DDR.
DDR received acquisition fees totalling US$497,820 (2007: US$nil, 2006: US$4,071,700) and debt placement fees of US$78,000 (2007: US$532,000, 2006: US$412,472) during the year. MBL received debt placement fees of US$117,000 (2007: US$798,000, 2006: US$nil) during the year. These fees are received under the terms of the Partnership Agreement. Acquisition fees are for arranging the purchase of any property by the US LLCs from a third party and are calculated as 1% of the purchase price of such property. Debt placement fees are payable for the arrangement of debt financing for the US LLCs at the rate up to 0.5% of the total debt financing.
Macquarie DDR Management LLC received due diligence fees of US$106,409 (2007: US$21,598, 2006: US$817,102) during the year. These fees are received under the terms of the Partnership Agreement. Due diligence fees are calculated as 0.25% of the Trust’s share of the purchase price of properties acquired.
The above fees and transactions were all based on market rates and on normal commercial terms and conditions and have been approved by the independent directors of the Manager.
(d)	Key management personnel and remuneration
Key management personnel (KMP) are defined in IAS 24 Related Party Disclosures as those having authority and responsibility for planning, directing and controlling the activities of the Trust. The Manager meets the definition of KMP as it has this authority in relation to the activities of the Trust. These powers have not been delegated by the Manager to any other person.
Details of management fees charged to the Trust by the Manager and its related entities are included in note 3.
No payments were made by the Trust or by the Manager on behalf of the Trust to the executive directors or the CEO during the year.
Compliance fees and board audit committee fees totalling $118,000 (2007: $81,000, 2006: $81,000) were paid or payable by the Trust to the independent directors, Steven Guttman, Robert Joss and David Spruell, for the financial year. These amounts are reviewed from time to time in consultation with external experts to ensure that remuneration reflects the service expected to be performed.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
22.	Related party disclosures (continued)

(e)	Directors’ interest in Trust units
The number of units held directly, indirectly or beneficially by the directors of the Manager or their director related entities are:

	Units held	Units held	Units held
	2008	2007	2006

W Richard Sheppard	1,012,000	512,000	512,000
Mark Baillie	450,000	150,000	150,000
Stephen Girdis	239,662	164,662	164,662
Steven Guttman	60,000	—	—
Daniel Hurwitz	—	—	—
David Jacobstein	—	—	—
David Oakes	—	—	—
Robert Joss	250,000	50,000	50,000
David Spruell	230,561	80,561	78,755
Scott Wolstein	100,000	—	—
Joan Allgood (alternate)	—	—	—
John Wright (alternate)	20,000	20,000	20,000

The aggregate number of units of the Trust acquired or disposed of by the directors of the Manager or their director related entities was:

	Units	Units	Units
	2008	2007	2006

Acquisitions
W Richard Sheppard	500,000	—	200,000
Mark Baillie	300,000	—	—
Stephen Girdis	75,000	—	—
Steven Guttman	60,000	—	—
Robert Joss	200,000	—	50,000
David Spruell	150,000	1,806	43,171
Scott Wolstein	100,000	—	—
John Wright (alternate)			19,291

Disposals	—	—	—

No options in the Trust are held by directors of the Manager.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
23.	Segment information
Primary segment — Business
The Trust is a listed property trust which invests in the retail property market.
Secondary segment — Geographical
The Trust has investments in retail properties located in the United States and investments in other assets in Australia.

	United		Unallocated
	States	Australia	Finance costs	Total
	2008	2008	2008	2008
30 June 2008	A$’000	A$’000	A$’000	A$’000

Share of net (losses)/profits from investments in joint venture entities	(67,472)	—	—	(67,472)
Total income	(67,472)	33,382	—	(34,090)
Total tax benefit/(expense)	29,196	—	—	29,196
Profit	(38,276)	30,077	—	(8,199)

Total assets	952,919	80,727	—	1,033,646
Total liabilities	148,833	19,204	—	168,037
Asset acquisitions	58,105	—	—	58,105

	United		Unallocated
	States	Australia	Finance costs	Total
	2007	2007	2007	2007
30 June 2007	A$’000	A$’000	A$’000	A$’000

Share of net (losses)/profits from investments in joint venture entities	236,541	—	—	236,541
Total income	236,541	33,377	—	269,918
Total tax benefit/(expense)	(77,250)	—	—	(77,250)
Profit	159,291	25,964	—	185,255

Total assets	1,347,362	63,606	—	1,410,968
Total liabilities	208,450	88,464	—	296,914
Asset acquisitions	19,017	—	—	19,017

	United		Unallocated
	States	Australia	Finance costs	Total
	2006	2006	2006	2006
30 June 2006	A$’000	A$’000	A$’000	A$’000

Share of net (losses)/profits from investments in joint venture entities	192,122	—	—	192,122
Total income	192,122	15,036	—	207,158
Total tax benefit/(expense)	(52,956)	—	—	(52,956)
Profit	133,308	6,400	(30,890)	108,818

Total assets	1,356,027	27,563	—	1,383,590
Total liabilities	158,213	100,359	—	258,572
Asset acquisitions	512,603	—	—	512,603

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
24.	Capital and financial risk management

(a)	Capital risk management
The Trust’s objectives when managing capital is to optimise unitholder value through the mix of available capital sources whilst complying with statutory and constitutional capital and distribution requirements, maintaining gearing and interest cover ratios within approved limits and continuing to operate as a going concern.
The Trust assesses its capital management approach as a key part of the Trust’s overall strategy and is continuously reviewed by management and the board.
The Trust is able to alter its capital mix by issuing new units, activating the DRP, electing to have the DRP underwritten, adjusting the amount of distributions paid, activating a unit buy-back programme or selling assets to reduce borrowings.
The Trust has a target gearing of 45% to 55% calculated as total liabilities (excluding deferred tax liabilities) to total assets on a ‘look through’ basis. In calculating ‘look though’ gearing, the Trust’s interests in joint venture entities are proportionately consolidated based on the Trust’s ownership percentage. At 30 June 2008, gearing was 57.1% (2007: 51.7%).
The Trust is currently negotiating to sell selected assets to improve its gearing and liquidity.
Protection of the Trust’s equity in foreign denominated assets is partially achieved through the use of cross currency swaps to provide hedge protection. The Trust is currently 28.7% capital hedged.
The joint venture entity obtains property insurance with creditworthy insurers in order to protect the Trust’s assets.
(b)	Financial risk management
The Trust’s principal financial instruments comprise cash and cash equivalents, receivables, derivative financial instruments, payables and interest bearing liabilities.
The Trust’s activities expose it to a variety of financial risks: market risk (currency risk and interest rate risk), liquidity risk and credit risk.
The Trust manages its exposure to these financial risks in accordance with the Trust’s Financial Risk Management (FRM) policy as approved by the board.
The policy sets out the Trust’s approach to managing financial risks, the policies and controls utilised to minimise the potential impact of these risks on its performance and the roles and responsibilities of those involved in the management of these financial risks.
The Trust uses various measures to manage exposures to these types of risks. The main methods include foreign exchange and interest rate sensitivity analysis, ageing analysis of debtors and counterparty credit assessment and the use of future rolling cash flow forecasts.
The Trust uses derivative financial instruments such as forward foreign exchange contracts, interest rate swaps and cross currency swaps to manage its financial risk as permitted under the FRM policy. Such instruments are used exclusively for hedging purposes, i.e. not for trading for speculative purposes.
(c)	Financial risk
Foreign exchange risk
Foreign exchange risk is the risk that changes in foreign exchange rates will change the Australian dollar value of the Trust’s net assets or its Australian dollar earnings. Foreign exchange risk arises when future commercial transactions and recognised assets and liabilities are denominated in a currency that is not the Trust’s functional currency.
The Trust is exposed to foreign exchange risk through investing in overseas investment property and deriving rental income from those properties. The Trust manages this exposure on a ‘look though’ basis including those held through joint venture entities. The majority of derivatives utilised to manage this ‘look through’ exposure are held by the Trust.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
24.	Capital and financial risk management (continued)

(c)	Financial risk (continued)
Foreign exchange risk (continued)
Foreign investment
The table below sets out the Trust’s US dollar exposure, and how, through the use of debt and cross currency swaps, this exposure is reduced. It also provides an analysis of the effect of reasonably possible movements of the US dollar against the Australian dollar, with all other variables held constant. A negative amount in the table reflects a potential net reduction in profit or equity, while a positive amount reflects a net potential increase. The US dollar amounts in the table below have been converted to Australian dollar at the year-end exchange rate.

	Australian dollar exposure		US dollar exposure
	2008	2007	2008	2007
	$'000s	$'000s	$'000s	$'000s
Assets
Cash and cash equivalents	314	430	219	2,136
Derivative financial instruments	80,180	61,004	—	—
Receivables and other assets	14	36	242	1,809
Investment in joint venture entities	—	—	952,678	1,345,553

	80,508	61,470	953,139	1,349,498

Liabilities
Payables	463	300	5,543	4,773
Derivative financial instruments	—	—	13,682	25
Interest bearing liabilities	—	—	569	86,738
Deferred tax liabilities	—	—	147,780	205,078

	463	300	167,574	296,614

Net assets	80,045	61,170	785,565	1,052,884

Notional value of derivatives to hedge foreign exchange exposure	—	—	(420,887)	(405,173)
Net exposure to foreign exchange movements	80,045	61,170	364,678	647,711

The notional value of derivatives disclosed above includes $196 million (2007: $287 million) taken out to hedge foreign income. The remaining derivatives are designated by management as hedges of our foreign investment.
The sensitivity of the Trust to foreign exchange rate movements is shown in the table below:

	Profit		Distributable earnings		Total equity movement
	2008	2007	2008	2007	2008	2007
	A$'000s	A$'000s	A$'000s	A$'000s	A$'000s	A$'000s

AUD:USD — AUD increase 10%	34,208	31,127	—	—	(33,153)	(58,883)
AUD:USD — AUD decrease 10%	(37,629)	(34,239)	—	—	40,520	71,968

Foreign income
Through investing in overseas assets, the Trust earns foreign denominated income. Net rental income derived is naturally offset by local denominated expenses including interest and tax.
The Trust uses forward foreign exchange contracts to convert net foreign denominated currency exposure back to Australian dollars at predetermined rates out into the future.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
24.	Capital and financial risk management (continued)

(c)	Financial risk (continued)
Foreign exchange risk (continued)
At balance date the Trust is effectively 100% hedged for at least four years at the average exchange rate of A$1.00 = US$0.69860 (2007: A$1.00 = US$0.69895). As such the Trust has no material distributable earnings exposure to movements in foreign currency exchange rates for the next four years.
Interest rate risk
Interest rate risk is the risk that changes in market interest rates will impact the earnings of the Trust.
The Trust is exposed to interest rate risk predominantly through borrowings. The Trust manages this exposure on a ‘look through’ basis including the borrowings of joint venture entities. The Trust applies benchmark hedging bands across its differing interest rate exposures and utilises interest rate swaps, to exchange floating interest rates to fixed interest rates, to manage its exposure between these bands. Compliance with the policy is reviewed regularly by management and is reported to the board each meeting.
The Trust has exposures to interest rate risk on its monetary assets and liabilities, mitigated by the use of interest rate swaps, as shown in the table below on a ‘look through’ basis that identifies the Trust’s share of the joint venture assets and liabilities. The table also demonstrates the sensitivity to reasonably possible changes in interest rates, with all other variables held constant. A negative amount in the table reflects a potential net reduction in profit, distributable earnings or equity, while a positive amount reflects a net potential increase.

	Australian interest rates		US interest rates
	2008	2007	2008	2007
	A$'000s	A$'000s	A$'000s	A$'000s

Fixed rate
Interest bearing liabilities	—	—	(886,303)	(1,002,015)
Cross currency swaps	275,664	136,110	(225,429)	(117,943)

	275,664	136,110	(1,111,732)	(1,119,958)

Floating rates
Cash and cash equivalents	315	430	219	2,136
Interest bearing liabilities	—	—	(400,618)	(380,996)

	315	430	(400,399)	(378,860)

Interest rate swaps	—	—	234,692	235,739

Net interest rate exposure	315	430	(165,707)	(143,121)

The sensitivity of the Trust to interest rate movements is shown in the table below:

	Profit		Distributable earnings		Total equity movement
	2008	2007	2008	2007	2008	2007
	A$'000s	A$'000s	A$'000s	A$'000s	A$'000s	A$'000s

0.5% p.a increase in AUD rates	(7,046)	(5,277)	2	2	(7,047)	(5,279)
0.5% p.a decrease in AUD rates	7,046	5,277	(2)	(2)	7,047	5,279
0.5% p.a increase in USD rates	14,477	11,421	(829)	(716)	27,129	24,141
0.5% p.a decrease in USD rates	(14,477)	(11,421)	829	716	(27,129)	(24,141)

At balance date, the consolidated entity has fixed 87.2% (2007: 89.7%) of its net interest exposure.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
24.	Capital and financial risk management (continued)

(d)	Liquidity risk
Liquidity risk arises if the Trust has insufficient liquid assets to meet its short-term obligations. Liquidity risk is managed by maintaining sufficient cash balances and adequate committed credit facilities. Prudent liquidity management implies maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. The instruments entered into by the Trust were selected to ensure sufficient funds would be available to meet the ongoing cash requirements of the Trust.
The following tables provide the contractual maturity of the Trust’s fixed and floating rate financial liabilities and derivatives as at 30 June 2008. The amounts presented represent the future contractual undiscounted principal and interest cash flows and therefore do not equate to the value shown in the Balance Sheet. Repayments that are subject to notice are treated as if notice were given immediately.

		Less than
	Book value	1 year	1 to 2 years	2 to 3 years	Total
	2008	2008	2008	2008	2008
30 June 2008	A$’000	A$’000	A$’000	A$’000	A$’000

Financial liabilities
Payables	6,006	6,006	—	—	6,006
Interest bearing liabilities	569	31	831	—	862
Derivative financial instruments*	13,682	13,682	—	—	13,682

Total undiscounted financial liabilities	20,257	19,719	831	—	20,550

		Less than
	Book value	1 year	1 to 2 years	2 to 3 years	Total
	2007	2007	2007	2007	2007
30 June 2007	A$’000	A$’000	A$’000	A$’000	A$’000

Financial liabilities
Payables	5,073	5,073	—	—	5,073
Interest bearing liabilities	86,738	5,536	5,536	91,175	102,247
Derivative financial instruments*	25	25	—	—	25

Total undiscounted financial liabilities	91,836	10,634	5,536	91,175	107,345

* The derivative financial instruments represent callable interest rate swaps where the counterparties have the option to cancel the swaps at the end of each quarter.
The table below shows the debt maturity profile of the Trust on a ‘look through’ basis:

	2008	2007
	A$’000	A$’000

Less than 1 year*	458,045	—
1 to 2 years	500,594	517,634
2 to 3 years	134,720	288,805
3 to 4 years	75,834	357,421
4 to 5 years	6,746	85,699
more than 5 years	114,880	140,292

	1,290,819	1,389,851

Borrowing costs to be amortised	(3,899)	(6,841)

	1,286,920	1,383,010

* Current interest bearing liabilities include US$291 million maturing in December 2008 and US$148 million maturing in June 2009. Subsequent to year end, the Trust has refinanced the US$291 million maturing in December 2008. The new facility will be US$316.7 million and US$229 million will mature in 2015 and US$87.7 million will mature in 2011.
As at 30 June 2008, total interest bearing liabilities are $1,291 million (2007:$1,390 million) with total facility of $1,346 million (2007: $1,484 million).

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
24.	Capital and financial risk management (continued)

(e)	Credit risk
Credit risk is the risk that a contracting entity will not complete its obligations under a financial instrument and cause the Trust to make a financial loss. The Trust has exposure to credit risk on all of its financial assets included in the Trust’s Balance Sheet.
The Trust is exposed to credit risk on financial instruments and derivatives. For credit purposes, there is only a credit risk where the contracting entity is liable to pay the Trust in the event of a close out. The Trust has policies that limit the amount of credit exposure to any financial institution. Derivative counterparties and cash transactions are limited to investment grade counterparties in accordance with the Trust’s FRM policy. The Trust monitors the public credit rating of its counterparties.
The table below details the concentration of credit exposure of the Trust’s assets to significant geographical locations. None of the assets below are past due or impaired.

	2008	2007
	A$’000	A$’000

Cash and cash equivalents with Australian entities	533	2,566
Derivative financial instruments with Australian entities	80,180	61,004
Receivables with US entities	131	1,809
Receivables with Australian entities	111	14

	80,955	65,393

In addition to the credit exposure shown above, the Trust has an indirect credit exposure relating to the assets held by its joint venture entities. The joint venture entities manage this risk by performing credit reviews of prospective tenants, obtaining tenant collateral where appropriate and performing detailed reviews on tenant arrears. In addition there is exposure to credit risk on financial instruments and derivatives and the same credit risk management policies apply as to the Trust.
As at 30 June 2008, the Trust’s share of the trade debtors of the joint venture entities are $12,491,778 (2007: $6,160,618) and the provision held against these is $2,434,341 (2007: $1,560,899).
At 30 June 2008, one of the Trust’s major tenants, Linen ‘n Things, filed for a voluntary petition under chapter 11 of the US Bankruptcies Code to complete financial restructuring. The Trust has nine leases with Linen ‘n Things comprising 2.4% of Trust’s base rental income. Two of the leases comprising less than 0.5% of Trust’s income are under review. At 30 June 2008, the Trust has US$591,712 of receivables outstanding with Linen ‘n Things with a provision of US$23,865 held against them.
Since 30 June 2008, Mervyns also filed a voluntary petition under chapter 11 of the US Bankruptcies Code to restructure debt and realign its business operations. The Trust has 37 leases with Mervyns comprising 10.6% of its portfolio. At 30 June 2008, the Trust had US$3,753 of receivables outstanding with Mervyns with nil provision held against them. The Trust also has a US$32.8 million (US$16.4 million MDT share) letter of credit with the previous owners of these leases to minimise the impact of Mervyns’ bankruptcy.
As at 30 June 2008, the two tenants mentioned above were paying their rent as it falls due.
25.	Commitments and contingent liabilities
The Trust has no commitments or contingent liabilities at the end of the financial year.
26.	Significant contract terms and conditions
If the Manager is removed as responsible entity of the Trust, or there is a change in control of DDR or the US REITs or other defined events occur, then DDR or the US REITs may exercise its pre-emptive right to acquire the properties of the Trust at fair market value.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
27.	Events occurring after reporting date
Subsequent to year end, the Trust announced the following debt, capital management initiatives, and tenants update:
•	The Trust has refinanced US$291 million of debt held in US LLC (Trust’s share) due to expire in December 2008. The new facility is US$316.7 million (Trust’s share) of which US$229 million matures in 2015 and US$87.7 million matures in 2011;

•	The Trust has agreed terms to increase the gearing covenant on the Trust’s loan from 60% to 65% and net worth to US$650 million on the condition that the facility is reduced to US$50 million. At 30 June 2008 it was drawn to US$76.8 million and it has subsequently reduced to below US$50 million;

•	In the period to 31 December 2008, Mervyns entered into chapter 11 and in January 2009 vacated 37 properties in the Trust’s portfolio. The Trust has sold five of its Mervyns portfolio to Kohl’s Department Store and re-leased one of its Mervyns properties in California to Forever 21;

•	The Trust has sold one property in Kansas City, Missouri, for a price of US$62 million (Trust’s share US$53 million);

•	The Trust has entered into sale contracts for one of its properties in Nashville, Tennessee, for US$16 million (Trust’s share US$13.7 million);

•	The Trust has revised its hedging policy from 90-100% of net assets to 60-100% of gross assets. The policy change has resulted in the realisation of US$216 million of cross currency swaps resulting in a A$15 million profit; and

•	The Trust has relaxed its policy of hedging long term future US dollar income generated by the Trust’s assets. Accordingly, the Trust has entered into offsetting foreign exchange forward agreements for 96% of its currency income hedge exposures at an average spot rate of approximately US$0.71;
In addition, during the period from 30 June 2008 to 31 December 2008 the Trust recorded a loss of A$220.9 million, principally as a result of revaluations of investment properties performed at 31 December 2008, resulting in property valuation losses of A$228.4, and a fair value movements in derivatives as a result of movements in foreign exchange and interest rates.
The financial statement do not include any adjustments as a result of the above events.
A detailed review was undertaken as in the opinion of the directors of the Manager, the rapid and unanticipated dislocation on the global credit markets has significantly impacted the operations, financial position and outlook of the Trust. Substantial doubt now exists as to the Trust’s ability to continue as a going concern and the Trust is now undertaking a Strategic Review to address these concerns.
On 10 December 2008, the Trust announced that it would undertake the Strategic Review with the objective of maximising unit holder value and subsequently, the Trust has appointed advisers for the review. The process to be followed will include soliciting bids for corporate or entity acquisition transactions or for the acquisition of properties or portfolios of properties. It is possible that this could result in a proposal to acquire 100% of MDT units. Alternatively, it could result in the disposal of a large number or even the majority or all of MDT’s properties. The Board will, with the assistance of its advisers, assess the bids which are received to determine the strategy which is in the best interest of unitholders. In addition, the Strategic review will focus on the restructuring of the Trust’s debt by renegotiating or refinancing its loan facilities.
There should be minimal disruption to the business and operations of MDT, during the Strategic Review process and management will continue its focus on strengthening MDT’s balance sheet through refinancing upcoming debt maturities and selling properties where this will not unduly affect the review process.
The Trust paid no distribution at 31 December 2008 in order to retain operating capital and assist with the refinancing of debt facilities.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2007 and
for the Year ended 30 June 2006 not Covered by Auditor’s Report)
Since the end of the financial year, the directors of the Manager are not aware of any other matter or circumstance not otherwise dealt with in this report or the financial report that has significantly affected or may significantly affect the operations of the Trust, the results of those operations or the state of affairs of the Trust in financial years subsequent to the year ended 30 June 2008.

MACQUARIE DDR TRUST
Report of Independent Auditors
To the unitholders of Macquarie DDR Trust
In our opinion, the accompanying balance sheet and the related statements of income, shareholders equity and cash flows present fairly, in all material respects, the financial position of Macquarie DDR Trust (the “Trust) at 30 June 2008, and the results of its operations and its cash flows for the year then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the directors of Macquarie DDR Management Limited, as responsible entity of the Trust. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(b) and Note 27 of the financial statements, the Trust has ongoing risks in relation to future performance including the fair value risk on its property investments, its ability to refinance debt facilities as they fall due and its ability maintain debt covenants that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1(b) and include refinancing upcoming debt maturities and selling properties. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
/s/ PricewaterhouseCoopers
Sydney, Australia
23 August 2008, except as it relates to Note 1(b) (Going concern) and Note 27(Events occurring after reporting date) to the financial statements, as to which the date is 27 February 2009.